Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For further information, contact:

Mark Namaroff

Director of Investor Relations

(978) 326-4058

investorrelations@analogic.com

Analogic Announces Financial Results for the Fourth Quarter and Fiscal Year Ended

July 31, 2013 and Declares Quarterly Cash Dividend

Company Achieves Record-High Quarterly and Annual Revenues

PEABODY, Mass. (September 12, 2013) – Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, today announced results for its fourth quarter and fiscal year ended July 31, 2013.

Highlights for the fourth quarter (comparisons are against Q4 of fiscal 2012) included:

•	Revenue of $166.2 million, up 10% (includes $6.7 million from Ultrasonix)

•	GAAP operating margin of 10%, includes $6.1 million of restructuring and Ultrasonix acquisition-related expenses

•	Non-GAAP operating margin of 17%, up 2 points

•	GAAP diluted EPS of $0.93, includes $0.35 of restructuring and Ultrasonix acquisition-related expenses

•	Non-GAAP diluted EPS of $1.53, up 16%

•	Positive operating cash flows of $29.2 million

•	Smiths Detection high-speed HI-SCAN 10080 XCT explosives detection system utilizing Analogic CT technology received U.S. regulatory approval

Highlights for fiscal year 2013 included:

•	Revenue of $550.4 million, up 7% from fiscal 2012 (includes $10.1 million from Ultrasonix)

•	GAAP operating margin of 8%, includes $9.1 million of restructuring and Ultrasonix acquisition-related expenses

•	Non-GAAP operating margin of 13%, up 1 point; non-GAAP operating income of $70 million, up 16%

Analogic Corporation 8 Centennial Drive, Peabody, MA 01960 978-326-4000 www.analogic.com

•	GAAP diluted EPS of $2.48, includes $0.56 of restructuring and Ultrasonix acquisition-related expenses

•	Non-GAAP diluted EPS of $3.88, up 8%

•	Positive operating cash flows of $40.3 million

Revenue for the fourth quarter of fiscal 2013 was $166.2 million, an increase of 10% compared with revenue of $151.0 million in the fourth quarter of fiscal 2012. GAAP net income for the fourth quarter of fiscal 2013 was $11.7 million, or $0.93 per diluted share, compared with net income of $12.1 million, or $0.96 per diluted share, in the fourth quarter of fiscal 2012. Included in our GAAP net income for the fourth quarter of fiscal 2013 was $4.4 million (net of tax), or $0.35 per diluted share, associated with the acquisition of Ultrasonix and restructuring charges.

Non-GAAP net income for the fourth quarter was $19.3 million, or $1.53 per diluted share, compared with $16.6 million, or $1.32 per diluted share, from the fourth quarter of fiscal 2012. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

For fiscal 2013, revenues totaled $550.4 million, compared with revenues of $516.6 million in fiscal 2012, up 7%. GAAP net income for fiscal 2013 totaled $31.1 million, or $2.48 per diluted share, as compared with $43.1 million, or $3.42 per diluted share, for fiscal 2012. Our fiscal 2013 GAAP net income included net of tax charges of $7.1 million, or $0.56 per diluted share, associated with the acquisition of Ultrasonix and restructuring charges. Our fiscal 2012 GAAP net income included a net of tax benefit of $10 million, or $0.79 per share, from a tax refund and gain on sale of an equity investment.

Non-GAAP net income for fiscal 2013 totaled $48.8 million, or $3.88 per diluted share, as compared with $45.3 million, or $3.60 per diluted share, for fiscal 2012.

Jim Green, president and CEO, commented, “I am very pleased to report that we achieved record revenue in our fourth quarter and we met our stated FY2013 guidance of mid-to-upper single digit revenue growth and 1 point improvement in non-GAAP operating margin. With the structural changes we’ve made over the last year, we are now positioned to accelerate growth in our high-margin direct business.”

Green added, “Even with today’s challenging market conditions, we expect FY2014 to continue to deliver upper single digit revenue growth and continued operating margin improvement.”

Segment Revenue

Revenue from our Medical Imaging segment was $90.2 million for the fourth quarter of fiscal 2013, up 11% from revenue of $81.1 million in the same period of fiscal 2012. The revenue increase was due to an increase in sales of MRI subsystems, in part associated with shipment delays from the third quarter of fiscal 2013 as well as improved customer terms, and improved mammography detector sales offset by lower CT revenue during the quarter off a strong fourth quarter in CT last fiscal year. For the full year, Medical Imaging revenue was $318.6 million, up 6% from fiscal 2012.

Analogic Corporation 8 Centennial Drive, Peabody, MA 01960 978-326-4000 www.analogic.com

Our Ultrasound segment revenue was $43.7 million for the fourth quarter of fiscal 2013, up 5% from revenue of $41.6 million in the same period of fiscal 2012. The revenue increase was primarily due to sales of Ultrasonix products ($6.7 million) offset by lower OEM transducer sales. For the full year, Ultrasound revenue was $149.8 million, down 1% from fiscal 2012.

Security Technology segment revenue was $32.3 million for the fourth quarter of fiscal 2013, up 14% from revenue of $28.3 million in the same period of fiscal 2012. The strong growth in security revenue was due to shipments of both high-speed and medium-speed systems. For the full year, Security revenue was $82.0 million, up 29% from fiscal 2012.

Quarterly Cash Dividend

Analogic’s Board of Directors, on September 10, 2013, declared a $0.10 cash dividend for each common share for its fourth fiscal quarter ended July 31, 2013. The cash dividend will be paid on October 10, 2013, to shareholders of record on September 26, 2013.

Use of Non-GAAP Financial Measures

This document includes non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles (GAAP) and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measure to evaluate our financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial results. An explanation and a reconciliation of our non-GAAP measures are provided at the end of this press release.

Forward-Looking Statements

Any statements about future expectations, plans, and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to product development and commercialization, limited demand for the Company’s products, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, and other factors discussed in our most recent quarterly report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this presentation represent the Company’s views as of the date of this document. While the Company

Analogic Corporation 8 Centennial Drive, Peabody, MA 01960 978-326-4000 www.analogic.com anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

Conference Call

Analogic will conduct an investor conference call on Thursday, September 12, 2013 at 5:00 p.m. (ET) to discuss the fourth quarter and year-end results. To participate in the conference call, dial 1-866-823-6992, or 1-334-323-7225 for international callers, approximately ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference call, passcode 42748. You will then be asked for your name, organization, and telephone number, and be connected to the conference. The earnings release and, just prior to the call, presentation materials related to the quarterly financial information will be posted on the Company’s website at http://investor.analogic.com/.

The call will also be available via webcast in listen-only mode. To listen to the webcast, visit investor.analogic.com approximately five to ten minutes before the conference is scheduled to begin. A telephone digital replay will be available approximately two hours after the call is completed through midnight (ET) October 12, 2013. To access the digital replay, dial 1-877-919-4059 or 1-334-323-7226 for international callers. The passcode is 28220948.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through midnight (ET) October 12, 2013. For more information on the conference call, visit www.analogic.com, call 978-326-4058, or email investorrelations@analogic.com

About Analogic

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging systems and technology that enable computed tomography (CT), ultrasound, digital mammography, and magnetic resonance imaging (MRI), as well as automated threat detection for aviation security. Our CT, MRI, digital mammography, and ultrasound transducer products are sold to original equipment manufacturers (OEMs), providing state-of-the-art capability and enabling them to enter new markets and expand their existing market presence. Our market-leading BK Medical and Ultrasonix branded ultrasound systems, used in procedure-driven markets such as urology, surgery, and anesthesia, are sold to clinical end users through our direct sales force. For over 40 years we’ve enabled customers to thrive, improving the health and enhancing the safety of people around the world. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic is a registered trademark of Analogic Corporation. The globe logo is a trademark of Analogic Corporation.

Analogic Corporation 8 Centennial Drive, Peabody, MA 01960 978-326-4000 www.analogic.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)	Three Months Ended		Fiscal Year Ended
	July 31, 2013	July 31, 2012	July 31, 2013	July 31, 2012
Net revenue:
Product	$160,227	$143,385	$526,725	$494,675
Engineering	5,950	7,626	23,638	21,896

Total net revenue	166,177	151,011	550,363	516,571

Cost of sales:
Product	95,103	83,739	313,458	302,288
Engineering	4,020	8,711	20,226	21,099

Total cost of sales	99,123	92,450	333,684	323,387

Gross profit	67,054	58,561	216,679	193,184

Operating expenses:
Research and product development	17,666	14,917	63,990	57,230
Selling and marketing	14,206	12,243	51,268	44,238
General and administrative	14,734	14,686	52,527	51,753
Restructuring	3,023	—	3,519	—

Total operating expenses	49,629	41,846	171,304	153,221

Income from operations	17,425	16,715	45,375	39,963

Other income (expense):
Interest income	87	165	371	532
Gain on sale of other investments	—	—	—	2,500
Other, net	(247)	382	(1,649)	1,204

Total other income (expense), net	(160)	547	(1,278)	4,236

Income before income taxes	17,265	17,262	44,097	44,199
Provision for income taxes	5,558	5,162	12,976	1,128

Net income	$11,707	$12,100	$31,121	$43,071

Net income per share:
Basic	$0.96	$0.99	$2.54	$3.51
Diluted	$0.93	$0.96	$2.48	$3.42

Dividends declared per share	$0.10	$0.10	$0.40	$0.40
Weighted-average shares outstanding:
Basic	12,249	12,205	12,247	12,265
Diluted	12,621	12,556	12,569	12,576

Analogic Corporation 8 Centennial Drive, Peabody, MA 01960 978-326-4000 www.analogic.com

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)
	July 31, 2013	July 31, 2012
Assets:
Cash and cash equivalents	$113,033	$187,011
Accounts receivable, net	113,150	96,117
Inventories	116,280	108,944
Other current assets	17,950	16,723

Total current assets	360,413	408,795
Property, plant, and equipment, net	110,983	96,769
Other assets	116,388	52,432

Total Assets	587,784	557,996

Liabilities and Stockholders’ Equity:
Accounts payable	$32,138	$38,200
Accrued liabilities	42,191	41,746
Advanced payments and deferred revenue	12,474	14,323
Accrued income taxes	4,091	5,670

Total current liabilities	90,894	99,939

Long-term liabilities	10,494	11,738

Stockholders’ equity	486,396	446,319

Total Liabilities and Stockholders’ Equity	$587,784	$557,996

UNAUDITED SUPPLEMENTAL INFORMATION – RECONCILIATION OF GAAP TO NON-GAAP MEASURES

We provide income from operations, other income, net income, and diluted net income per share as supplemental measures to reported results regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. The adjustments to these financial measures, and the basis for such adjustments, are outlined below:

Share-Based Compensation Expense

We incur expense related to share-based compensation included in the reported presentation of cost of sales, research and development, selling and marketing, and general and administrative expense. Although share-based compensation is an expense and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within our control, such as the market price and volatility of our shares, risk-free interest rates, and the expected term and forfeiture rates of the awards. Additionally, a portion of our equity compensation is performance-based, which drives volatility in expense as estimated performance-based metrics are updated for actual and forecasted results. Our management team believes that exclusion of these expenses allows comparisons of operating results that are consistent between periods and allows comparisons of our operating results to those of other companies that disclose non-GAAP financial measures that exclude share-based compensation.

Analogic Corporation 8 Centennial Drive, Peabody, MA 01960 978-326-4000 www.analogic.com

BK Medical Distributor Matter Inquiry-Related Costs

As initially disclosed in the Company’s annual report on Form 10-K for the fiscal year ended July 31, 2011, the Company has identified transactions involving our Danish subsidiary, BK Medical, and certain of its foreign distributors, with respect to which the Company has raised questions concerning compliance with law and the Company’s business policies. The Company has concluded that the identified transactions have been properly accounted for in our reported financial statements in all material respects. During the three months and full-year ended July 31, 2013 we incurred $0.5 million and $1.2 million, respectively of inquiry-related costs. During the three months and full-year ended July 31, 2012 we incurred $0.1 million and $1.3 million, respectively of inquiry-related costs.

Acquisition Related Gains and Expenses

We incur amortization of intangibles and other expenses related to acquisitions. The intangible assets are valued at the time of acquisition, are then amortized over a period of up to several years after the acquisition and generally cannot be changed after the acquisition. We believe the exclusion of these acquisition related expenses allow comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses. On March 2, 2013, we acquired Ultrasonix Medical Corporation. During the three months and full-year ended July 31, 2013, we incurred acquisition-related expenses associated with the Ultrasonix acquisition of $3.1 million and $5.6 million, respectively.

Restructuring Charges

During our fourth quarter of fiscal year 2013, we continued the process of consolidating manufacturing and certain support activities currently conducted at our Ultrasonix facility in Vancouver, Canada with operations at our existing facilities, which we refer to as the Vancouver manufacturing consolidation. In addition, we have undertaken other restructuring activities to further streamline our business and realize synergies, including the consolidation of our ultrasound transducer operation in Englewood, Colorado, into our other existing operations, and other efforts to further optimize our global operational footprint. The total cost, including severance and personnel related costs, we incurred as an operating expense in the three months and full-year ended July 31, 2013 was $3.0 million and $3.5 million, respectively.

Gain on Sale of Other Investments

On July 25, 2011, we entered into an agreement to sell our 25% interest in our China-based affiliate for $2.5 million. The book value of our interest in the China-based affiliate was written down to $0 in fiscal 2006, and we, upon final approval of the transaction by the Chinese government, recorded a gain of $2.5 million in the full-year ended July 31, 2012.

Taxes

For purposes of calculating non-GAAP net income and non-GAAP diluted earnings per share, we adjust the provision (benefit from) for income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on our income tax provision (benefit). In addition, from time-to-time, we recognize certain non-recurring

Analogic Corporation 8 Centennial Drive, Peabody, MA 01960 978-326-4000 www.analogic.com tax adjustments. During fiscal year 2012, we received a refund of $12.0 million as the result of the completion of an Internal Revenue Service (“IRS”) audit of federal income tax returns for the fiscal years ended July 31, 2003, 2005, and 2008. The refund was largely the result of Federal research and experimentation credits that carryover from the fiscal years 1991 through 2000 into the audited returns. We recorded a tax benefit for this refund, including the related interest, in the unaudited Consolidated Statement of Operations of $10.0 million in the three and nine months ended April 30, 2012. The tax benefit from the refund and interest were partially offset by related contingent professional fees of $2.7 million recorded in general and administrative expenses within income from operations in the unaudited Condensed Consolidated Statement of Operations in the three and full-year ended July 31, 2012. As these adjustments do not reflect the underlying performance of the business they have been excluded from non-GAAP net income.

We exclude the above-described expenses, their related tax impact and other non-recurring tax benefits in evaluating short-term and long-term operating trends in our operations, and allocating resources to various initiatives and operational requirements. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making.

These non-GAAP financial measures have not been prepared in accordance with GAAP, and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Further, these non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The following table reconciles the non-GAAP financial measures to their most directly comparable GAAP financial measures.

Analogic Corporation 8 Centennial Drive, Peabody, MA 01960 978-326-4000 www.analogic.com

NON-GAAP STATEMENTS OF OPERATIONS RECONCILIATION

(In thousands, except per share data)	Three Months Ended		Fiscal Year Ended
	July 31, 2013	July 31, 2012	July 31, 2013	July 31, 2012

GAAP Income From Operations	$17,425	$16,715	$45,375	$39,963
Share-based compensation expense	3,643	5,680	11,601	13,396
B-K distributor matter inquiry related costs	471	84	1,211	1,288
Tax refund related charges	—	—	—	2,714
Restructuring	3,023	—	3,519	—
Acquisition related gains and expenses	3,495	842	8,310	3,183

Non-GAAP Income From Operations	$28,057	$23,321	$70,016	$60,544

Percentage of Total Net Revenue	16.9%	15.4%	12.7%	11.7%

GAAP Other Income (Expense)	$(160)	$547	$(1,278)	$4,236
Gain on sale of other investments and other	—	—	—	(2,500)

Non-GAAP Other Income (Expense)	$(160)	$547	$(1,278)	$1,736

Percentage of Total Net Revenue	-0.1%	0.4%	-0.2%	0.3%

GAAP Net Income	$11,707	$12,100	$31,121	$43,071
Share-based compensation expense	2,546	3,870	8,015	9,179
B-K distributor matter inquiry related costs	303	58	779	830
Tax refund and related charges	—	—	—	(8,285)
Restructuring	2,000	—	2,372	—
Acquisition related gains and expenses	2,705	591	6,486	2,101
Gain on sale of other investments and other	—	—	—	(1,603)

Non-GAAP Net Income	$19,261	$16,619	$48,773	$45,293

Percentage of Total Net Revenue	11.6%	11.0%	8.9%	8.8%

GAAP Diluted Net Income Per Share	$0.93	$0.96	$2.48	$3.42
Effect of non-GAAP adjustments	0.60	0.36	1.40	0.18

Non-GAAP Diluted Net Income Per Share	$1.53	$1.32	$3.88	$3.60

Analogic Corporation 8 Centennial Drive, Peabody, MA 01960 978-326-4000 www.analogic.com